   As filed with the Securities and Exchange Commission on December 17, 1999
                                                           Registration No. 333-
================================================================================
                           SECURITIES AND EXCHANGE SEC
                              WASHINGTON, DC 20549

                            ------------------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            ------------------------

                        PAREXEL INTERNATIONAL CORPORATION
             (Exact name of registrant as specified in its charter)

      MASSACHUSETTS                                          8731                                     04-2776269
(State or other Jurisdiction                      (Primary Standard Industrial                      (I.R.S. Employer
of incorporation organization)                     Classification Code Number)                    Identification Number)

                                 195 WEST STREET
                          WALTHAM, MASSACHUSETTS 02451
                                 (781) 487-9900
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             JOSEF H. VON RICKENBACH
                 PRESIDENT, CHIEF EXECUTIVE OFFICER AND CHAIRMAN
                        PAREXEL INTERNATIONAL CORPORATION
                                 195 WEST STREET
                          WALTHAM, MASSACHUSETTS 02451
                                 (781) 487-9900
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                             WILLIAM J. SCHNOOR, JR.
                                HEATHER M. STONE
                         TESTA, HURWITZ & THIBEAULT, LLP
                       HIGH STREET TOWER, 125 HIGH STREET
                           BOSTON, MASSACHUSETTS 02110
                                 (617) 248-7000

                              ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

     ===========================================================================================================================
        TITLE OF SHARES        AMOUNT TO BE         PROPOSED MAXIMUM              PROPOSED MAXIMUM              AMOUNT OF
        TO BE REGISTERED        REGISTERED     OFFERING PRICE PER SHARE(1)  AGGREGATE OFFERING PRICE(1)    REGISTRATION FEE(2)
     ---------------------------------------------------------------------------------------------------------------------------
     Common Stock, $.01         1,256,829               $11.66                   $14,654,626.14                $3,868.83
     par value per share
     ===========================================================================================================================

     (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.
     (2) Pursuant to Rule 457(c) under the Securities Act of 1933, the registration fee has been calculated based upon the average of the high and low prices per share of common stock on the Nasdaq National Market on December 13, 1999.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. PAREXEL may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and PAREXEL is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



SUBJECT TO COMPLETION
DECEMBER __, 1999

                                1,256,829 SHARES

                        PAREXEL INTERNATIONAL CORPORATION

                                  COMMON STOCK

This prospectus is part of a registration statement that covers 1,256,829 shares of our common stock. The shares may be offered and sold from time to time by certain selling stockholders of PAREXEL. The shares may be sold from time to time by any or all of the selling stockholders in brokers' transactions, to market makers or in block placements at market prices prevailing at the time of sale or at prices otherwise negotiated. See "selling stockholders" and "Plan of Distribution." PAREXEL will not receive any of the proceeds from the resale of the shares. PAREXEL has agreed to bear all of the expenses in connection with the registration and resale of the shares (other than selling commissions and the fees and expenses of counsel or other advisors to the selling stockholders).

The shares of common stock offered pursuant to this prospectus were issued to former stockholders of companies that PAREXEL acquired. PAREXEL issued 99,785 of the shares to former stockholders of Groupe PharMedicom S.A. in connection with the acquisition by PAREXEL of all of the outstanding shares of capital stock of PharMedicom pursuant to a share acquisition agreement dated as of March 31, 1999 among PAREXEL, the PharMedicom stockholders and the other parties named in the agreement. PAREXEL issued the remaining shares to Clarendon Trust Company Limited (Joseph Eagle 1989 Settlement) (the "Eagle trust"), a former stockholder of PPS Europe Limited, pursuant to a share acquisition agreement dated March 1, 1998 among PAREXEL, the Eagle trust and the other parties named in the agreement.

The common stock of PAREXEL is quoted on the Nasdaq National Market under the symbol "PRXL". On December 13, 1999, the last reported sale price for the common stock on the Nasdaq National Market was $11.63 per share.

SEE "RISK FACTORS" ON PAGE 7 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                 --------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS DECEMBER ___, 1999

                              AVAILABLE INFORMATION

You may read and copy any materials that we file with the Securities and Exchange Commission at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain information on the operation of the public reference section of the Securities and Exchange Commission by calling 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a world wide web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. Our common stock is quoted on the Nasdaq National Market. You may also inspect our reports, proxy statements and other information at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006.

We have filed with the Securities and Exchange Commission a registration statement on Form S-3 of the Securities Act of 1933 as amended, with respect to the common stock offering. This prospectus does not contain all information set forth in the registration statement. For further information regarding us and the common stock we are offering, you should refer to the registration statement. Statements contained in this prospectus regarding the contents of any agreement or other document filed as an exhibit to the registration statement are not necessarily complete, and you should refer to the complete exhibit as attached to our registration statement for a more complete description of the matters involved. The registration statement, including the exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or through its world wide web site (http://www.sec.gov).

Upon their oral or written request, we will provide to each person to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus, but not delivered with the prospectus. We will provide the information to the requestor at no cost. Requests for such copies should be directed to PAREXEL International Corporation, Attention: Investor Relations Department, 195 West Street, Waltham, Massachusetts, 02451, telephone number (781) 434-4118. Our world wide web site is http://www.parexel.com.

We have registered PAREXEL as a service mark.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate by reference the following PAREXEL documents into this prospectus:

     1.   Annual Report on Form 10-K for the fiscal year ended June 30, 1999.

     2.   Quarterly Report on Form 10-Q for the quarter ended September 30,
          1999.

     3. The description of our common stock, $0.01 par value per share, contained in the Registration statement on Form 8-A filed under the Exchange Act and declared effective on November 21, 1995, including any amendment or report filed for the purpose of updating the description.

Any documents we subsequently file with the Securities and Exchange in accordance with Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the shares, shall be deemed to be incorporated by reference in this prospectus and made a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any prospectus supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

                                     SUMMARY

The following summary is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this prospectus. This prospectus may contain certain "forward-looking" information, as that term is defined by (i) the Private Securities Litigation Reform Act of 1995 (the "Act") and (ii) releases made by the Securities and Exchange Commission. Such information involves risks and uncertainties. PAREXEL's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

                                     PAREXEL

PAREXEL INTERNATIONAL CORPORATION is a leading contract research, medical marketing and consulting services organization providing a broad spectrum of services from first-in-human clinical studies through product launch to the pharmaceutical, biotechnology, and medical device industries around the world. PAREXEL's primary objective is to help clients rapidly obtain the necessary regulatory approvals of their products and quickly reach peak sales. Over the past sixteen years, PAREXEL has developed significant expertise in disciplines supporting this strategy. PAREXEL's service offerings include:

-    clinical trials management;
-    data management;
-    biostatistical analysis;
-    medical marketing;
-    clinical pharmacology;
-    regulatory and medical consulting;
-    industry training and publishing; and
-    other drug development consulting services.

PAREXEL believes that its integrated services, therapeutic area depth, and sophisticated information technology, along with its experience in global drug development and product launch services, represent key competitive strengths.

PAREXEL complements the research and development functions, as well as the marketing functions, of pharmaceutical and biotechnology companies. Through its high quality clinical research and medical marketing services, PAREXEL helps clients maximize the return on their significant investments in research and development by reducing the time and cost of clinically testing their products and launching those products into the commercial marketplace. By outsourcing these types of services, clients are provided with a variable cost alternative to the fixed costs associated with internal drug development and product marketing. Clients no longer need to staff to peak periods, and can benefit from PAREXEL's technical resource pool, broad therapeutic area expertise, global infrastructure designed to expedite parallel, multi-country clinical trials, and other expertise-oriented advisory services focused on accelerating time-to-market.

Headquartered near Boston, Massachusetts, PAREXEL operates in more than 46 offices throughout 29 countries, and employs approximately 4,400 individuals. PAREXEL has established footholds in the major health care markets around the world, including the United States, Latin America, Japan, Germany, the United Kingdom, France, Italy, Spain, Sweden, Australia, Israel, Norway, Holland and Eastern Europe including Russia, Poland, Czech Republic, Lithuania and Hungary.

The contract research organization industry derives substantially all of its revenue from the pharmaceutical and biotechnology industries. PAREXEL believes that the following trends will cause the contract research organization industry to continue to grow: (i) the worldwide research and development expenditures for new drugs, including amounts spent on services of the type provided by contract research organizations, have experienced substantial growth in recent years as a result of pressures to develop new drugs for an aging population and for the treatment of life threatening diseases and chronic disorders; (ii) many pharmaceutical companies, in response to competitive pressures to accelerate time to market and contain costs, have turned to contract research organizations as a means of adding more flexible drug development capacity to accommodate their full product pipelines, thereby shifting fixed costs to variable costs;
(iii) pharmaceutical and biotechnology companies increasingly are attempting to maximize profits from a given drug by pursuing regulatory approvals in multiple countries in parallel, rather than sequentially, by outsourcing to contract research industry organizations with global capabilities; (iv) as regulatory requirements in many jurisdictions have become more complex, the pharmaceutical and biotechnology industries are increasingly outsourcing to certain contract research organizations to take advantage of their regulatory expertise, data management capabilities and global presence; and (v) the growth of the biotechnology industry has increased the demand for expertise and services provided by outside sources, including contract research organizations. There can be no assurance, however, that these trends will result in growth in the contract research industry.

Central to PAREXEL's success has been our focused strategy on building its platform of knowledge in the pursuit of outstanding client service. This includes a focus on its core clinical research business; a focus on continuous process improvement, efficiency gains and leveraging internal expertise, resources and infrastructure; a focus on managing PAREXEL internal growth while augmenting PAREXEL's knowledge base through strategic acquisitions; a focus on deeply and broadly penetrating key client accounts by offering a full spectrum of clinical development and medical marketing services; and always, a focus on outstanding quality and superior client service.

PAREXEL's service philosophy involves a flexible approach which allows its clients to use PAREXEL's services on an individual or bundled basis. PAREXEL believes its expertise in conducting scientifically demanding trials and its ability to coordinate complicated global trials are significant competitive strengths. PAREXEL continues to devote significant resources to developing innovative methodologies and sophisticated information systems designed to allow PAREXEL to more effectively manage its business operations and deliver services to its clients. PAREXEL has executed a focused growth strategy embracing internal expansion and strategic acquisitions to expand or enhance PAREXEL's portfolio of services, geographic presence, therapeutic area knowledge, information technology, and client relationships.

PAREXEL was incorporated in The Commonwealth of Massachusetts in 1983. Unless the context otherwise requires, the term "PAREXEL" refers to PAREXEL International Corporation and its subsidiaries. PAREXEL's principal executive offices are located at 195 West Street, Waltham, Massachusetts 02451, and its telephone number is (781) 487-9900.

                                  RISK FACTORS

In addition to the other information in this registration statement, the following risk factors should be considered carefully in evaluating PAREXEL and its business. Information provided by PAREXEL from time to time may contain certain "forward-looking" information, as that term is defined by (i) the Private Securities Litigation Reform Act of 1995) and (ii) in releases made by the Securities and Exchange Commission). These risk factors are being provided pursuant to the provisions of the Act and with the intention of obtaining the benefits of the "safe harbor" provisions of the Private Securities Litigation Reform Act.

THE LOSS, MODIFICATION, OR DELAY OF LARGE CONTRACTS MAY NEGATIVELY IMPACT PAREXEL'S FINANCIAL PERFORMANCE

Generally, PAREXEL's clients can terminate their contracts with PAREXEL upon sixty days' notice or can delay execution of services. Clients terminate or delay their contracts for a variety of reasons, including:

-    products being tested fail to satisfy safety requirements;
-    products have unexpected or undesired clinical results;
- the client decides to forego a particular study, perhaps for economic reasons;
-    not enough patients enroll in the study;
-    not enough investigators are recruited; or
-    production or formulation problems cause shortages of the drug.

In addition, PAREXEL believes that drug companies may proceed with fewer clinical trials if they are trying to reduce costs. These factors may cause drug companies to cancel or delay contracts with contract research organizations at a higher rate than in the past. The loss or delay of a large contract or the loss or delay of multiple contracts could have a material adverse effect on PAREXEL's financial performance.

PAREXEL'S OPERATING RESULTS HAVE FLUCTUATED BETWEEN QUARTERS AND YEARS AND MAY CONTINUE TO FLUCTUATE IN THE FUTURE

PAREXEL's quarterly operating results have varied, and will continue to vary. Factors that affect these variations include:

-    the level of new business authorizations in a particular quarter or year;
- the timing of the initiation, progress, delay or cancellation of significant projects;
-    exchange rate fluctuations between quarters or years;
-    the mix of services offered in a particular quarter or year;
-    the timing of the opening of new offices;
-    the timing of other internal expansion costs;
-    the timing and amount of costs associated with integrating acquisitions;
     and
- the timing and amount of startup costs incurred in connection with the introduction of new products and services.

A high percentage of PAREXEL's operating costs are fixed. Therefore, the timing of the completion, delay or loss of contracts, or in the progress of client projects, can cause PAREXEL's operating results to vary substantially between reporting periods.

PAREXEL DEPENDS ON A SMALL NUMBER OF INDUSTRIES AND CLIENTS FOR ALL OF ITS BUSINESS

PAREXEL primarily depends on research and development expenditures by pharmaceutical and biotechnology companies. PAREXEL's operations could be materially and adversely affected if:

- its clients' businesses experience financial problems or are affected by a general economic downturn;
- consolidation in the drug or biotechnology industries leads to a smaller client base for PAREXEL; or
-    its clients reduce their research and development expenditures.

Furthermore, PAREXEL has benefited to date from the increasing tendency of pharmaceutical companies to out-source large clinical research projects. If this trend slows or reverses, PAREXEL's operations would be materially and adversely affected. In fiscal 1999, PAREXEL's five largest clients accounted for 44% of its consolidated net revenue, and one client accounted for 20% of consolidated revenue. For the three months ended September 30, 1999, PAREXEL's five largest clients accounted for 49% of its consolidated net revenue, and one client accounted for 26% of consolidated revenue representing an increase of 6% and 9%, respectively, over previous preliminary disclosures. PAREXEL could suffer a material adverse effect if it lost the business of a significant client.

PAREXEL'S BUSINESS HAS EXPANDED RAPIDLY AND PAREXEL MUST PROPERLY MANAGE THAT EXPANSION

PAREXEL's business has expanded substantially, particularly over the past few years. This may strain PAREXEL's operational, human and financial resources. In order to manage expansion, PAREXEL must:

-    continue to improve its operating, administrative and information systems;
- accurately predict its future personnel and resource needs to meet client contract commitments;
-    track the progress of ongoing client projects; and
- attract and retain qualified management, sales, professional, scientific and technical operating personnel.

In addition, PAREXEL recently realigned its contract research services business into discrete operating units. If PAREXEL cannot execute the realignment of the contract research services business efficiently, PAREXEL could experience a material adverse effect.

PAREXEL will face additional risks in expanding its foreign operations. Specifically, PAREXEL may find it difficult to:

-    assimilate differences in foreign business practices;
-    hire and retain qualified personnel; and

-    overcome language barriers.

If an acquired business does not meet PAREXEL's performance expectations, PAREXEL may have to restructure the acquired business or write-off the value of some or all of the assets of the acquired business. If PAREXEL fails to properly manage its expansion, PAREXEL could experience a material adverse effect.

PAREXEL MAY NOT BE ABLE TO MAKE STRATEGIC ACQUISITIONS IN THE FUTURE

PAREXEL relies on its ability to make strategic acquisitions to sustain its growth. PAREXEL has made a number of acquisitions and will continue to review future acquisition opportunities. PAREXEL may not be able to acquire companies on terms and conditions acceptable to PAREXEL. In addition, PAREXEL faces several obstacles in connection with the acquisitions it consummates, including:

- PAREXEL may encounter difficulties and will encounter expenses in connection with the acquisitions and the subsequent assimilation of the operations and services or products of the acquired companies;
- PAREXEL's management will necessarily divert attention from other business concerns; and
- PAREXEL could lose some or all of the key employees of the acquired company.

PAREXEL may also face additional risks when acquiring foreign companies, such as adapting to different business practices and overcoming language barriers. In the event that the operations of an acquired business do not meet PAREXEL's performance expectations, PAREXEL may have to restructure the acquired business or write-off the value of some or all of the assets of the acquired business. PAREXEL may experience difficulty integrating acquired companies into its operations.

PAREXEL RELIES ON HIGHLY QUALIFIED MANAGEMENT AND TECHNICAL PERSONNEL WHO MAY NOT REMAIN WITH PAREXEL

PAREXEL relies on a number of key executives, including Josef H. von Rickenbach, its President, Chief Executive Officer and Chairman. PAREXEL maintains key man life insurance on Mr. von Rickenbach. PAREXEL has entered into agreements containing non-competition restrictions with its senior officers. However, PAREXEL does not have employment agreements with most of its senior officers and if any of these key executives leave the company, it could have a material adverse effect on PAREXEL. In addition, in order to compete effectively, PAREXEL must attract and maintain qualified sales, professional, scientific and technical operating personnel. Competition for these skilled personnel, particularly those with a medical degree, a Ph.D. or equivalent degrees is intense. PAREXEL may not be successful in attracting or retaining key personnel.

PAREXEL MAY NOT HAVE ADEQUATE INSURANCE AND MAY HAVE SUBSTANTIAL EXPOSURE TO PAYMENT OF PERSONAL INJURY CLAIMS

Clinical research services primarily involve the testing of experimental drugs on consenting human volunteers pursuant to a study protocol. Such services involve a risk of liability for personal injury or death to patients who participate in the study or who use a drug approved by regulatory authorities after the clinical research has concluded, due to, among other reasons, possible unforeseen adverse side effects or improper administration of the new drug by physicians. In certain cases, these patients are already seriously ill and are at risk of further illness or death. PAREXEL's financial stability could be materially and adversely affected if PAREXEL had to pay damages or incur defense costs in connection with a claim that is outside the scope of an indemnity or insurance coverage. PAREXEL's financial stability could also be materially and adversely affected in cases where the indemnity, although applicable, is not performed in accordance with its terms. In addition, PAREXEL could be adversely and materially affected if its liability exceeds the amount of its insurance. PAREXEL may not be able to continue to secure insurance on acceptable terms.

PAREXEL'S STOCK PRICE IS VOLATILE AND COULD DECLINE

The market price of PAREXEL's common stock has fluctuated widely in the past and may continue to do so in the future in response to quarter-to-quarter variations in:

-    operating results;
-    earnings estimates by analysts;
-    market conditions in the industry;
-    prospects of health care reform;
-    changes in government regulation; and
-    general economic conditions.

In addition, the stock market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may adversely affect the market price of PAREXEL's common stock. Since PAREXEL's common stock has historically traded at a relatively high price-earnings multiple, due in part to analysts' expectations of continued earnings growth, the price of the stock could quickly and substantially decline as a result of even a relatively small shortfall in earnings from, or a change in, analysts' expectations. Investors in PAREXEL's common stock must be willing to bear the risk of such fluctuations in earnings and stock price.

PAREXEL'S BUSINESS DEPENDS ON CONTINUED COMPREHENSIVE GOVERNMENTAL REGULATION OF THE DRUG DEVELOPMENT PROCESS

In the United States, governmental regulation of the drug development process has become more extensive. In Europe, governmental authorities are coordinating common standards for clinical testing of new drugs, leading to changes in the various requirements currently imposed by each country. In April 1997, Japan legislated good clinical practices and legitimatized the use of contract research organizations. PAREXEL's business could be materially and adversely affected if governments relaxed their regulatory requirements or simplified their drug approval procedures, since such actions would eliminate much of the demand for PAREXEL's services. In addition, if PAREXEL was unable to comply with any applicable regulation, the relevant governmental agencies could terminate PAREXEL's ongoing research or disqualify research data.

PAREXEL FACES INTENSE COMPETITION

PAREXEL primarily competes against in-house departments of drug companies, full service contract research organizations, and to a lesser extent, universities, teaching hospitals and other site organizations. Some of these competitors have greater capital, technical and other resources than PAREXEL. Contract research organizations generally compete on the basis of:

-    previous experience;
-    medical and scientific expertise in specific therapeutic areas;
-    the quality of services;
-    the ability to organize and manage large-scale trials on a global basis;
-    the ability to manage large and complex medical databases;
-    the ability to provide statistical and regulatory services;
-    the ability to recruit investigators and patients;
- the ability to integrate information technology with systems to improve the efficiency of contract research;
-    an international presence with strategically located facilities;
-    financial strength and stability; and
-    price.

The contract research organizations industry is fragmented, with several hundred small, limited-service providers and several large, full-service contract research organizations with global operations. PAREXEL competes against large contract research organizations, including Quintiles Transnational Corporation, Covance Inc., and Pharmaceutical Product Development, Inc., for both clients and acquisition candidates. In addition, PAREXEL competes for contract research organizations contracts as a result of the consolidation within the drug industry and the growing tendency of drug companies to out source to a small number of preferred contract research organizations.

PAREXEL MAY LOSE BUSINESS OPPORTUNITIES AS A RESULT OF HEALTH CARE REFORM

Numerous governments have undertaken efforts to control growing health care costs through legislation, regulation and voluntary agreements with medical care providers and drug companies. In the last few years, the U.S. Congress has entertained several comprehensive health care reform proposals. The proposals were generally intended to expand health care coverage for the uninsured and reduce the growth of total health care expenditures. While the U.S. Congress did not adopt any of the proposals, members of Congress may raise similar proposals in the future. If any of these proposals are approved by the U.S. Congress, drug and biotechnology companies may react by spending less on research and development. If this were to occur, PAREXEL would have fewer business opportunities. PAREXEL is unable to predict the likelihood that health care reform proposals will be enacted into law or the effect such laws would have on PAREXEL's business.

Many governments outside the U.S. have also reviewed or undertaken health care reform. PAREXEL cannot predict the impact that any pending or future foreign health care reform proposals may have on its business in other countries.

PAREXEL IS SUBJECT TO CURRENCY TRANSLATION RISKS

PAREXEL derived approximately 43% of its net revenue for fiscal 1999 from operations outside of North America. For the three months ended September 30, 1999, PAREXEL derived approximately 42% of its net revenue from operations outside of North America. PAREXEL's revenues and expenses from foreign operations are usually denominated in local currencies. PAREXEL is therefore subject to exchange rate fluctuations between local currencies and the United States dollar. To the extent that PAREXEL cannot shift this currency translation risk to other parties, PAREXEL's operating results could be materially and adversely affected. PAREXEL does not currently hedge against the risk of exchange rate fluctuations.

THIRD PARTY MAY HAVE DIFFICULTY ACQUIRING PAREXEL

Certain provisions of PAREXEL's Restated Articles of Organization, as amended, and Restated By-Laws contain provisions that make it more difficult for a third party to acquire, or may discourage a third party from acquiring, PAREXEL. These provisions could limit the price that certain investors might be willing to pay in the future for shares of PAREXEL's common stock. In addition, the Board of Directors of PAREXEL may issue preferred stock in the future without further stockholder approval. The Board of Directors of PAREXEL would determine the terms and conditions, as well as the rights, privileges and preferences of such preferred stock. The holders of common stock would be subject to, and may be adversely affected by, the rights of any holders of preferred stock that the Board of Directors of PAREXEL may issue. PAREXEL benefits from its Board of Directors' ability to issue the preferred stock by affording PAREXEL desirable flexibility in connection with possible acquisitions and other corporate purposes. However, PAREXEL's Board of Directors' ability to issue the preferred stock could also adversely affect the market price of the common stock and could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring a majority of the outstanding voting stock of PAREXEL. PAREXEL has no present plans to issue any shares of preferred stock.


                                 USE OF PROCEEDS

We will not receive any proceeds from the resale of the common stock by the selling stockholders. The principal purpose of this offering is to effect an orderly disposition of the selling stockholders' shares.

                              SELLING STOCKHOLDERS

The following table sets forth certain information regarding beneficial ownership of the shares as of December 13, 1999 and the number of shares which may be offered by or for the account of the selling stockholders or their transferees or distributees from time to time. Because the selling stockholders may sell all or any part of their shares pursuant to this prospectus, no estimate can be given as to the number of shares that will be held by the selling stockholders upon termination of this offer. See "Plan of Distribution."

                                           SHARES OWNED BEFORE        SHARES OFFERED PURSUANT         SHARES OWNED AFTER
                                              THE OFFERING               TO THE PROSPECTUS             THE OFFERING (1)
                                         ------------------------     ------------------------     ------------------------
SELLING STOCKHOLDERS                     NUMBER        PERCENT(2)     NUMBER        PERCENT(2)     NUMBER       PERCENT (2)
--------------------                     ------        ----------     ------        ----------     ------       -----------

Dr. Herve Laurent                        75,302            *            37,651           *          37,651           *
5 Avenue Rodin
75116 Paris, France

Comir                                    44,410            *            22,205           *          22,205           *
27, Avenue Etienne Audibert Z.I.
B.P. 30169
60305 Serlis, France

Philippe Conquet                         73,185            *            36,593           *          36,592           *
12, rue de Madrid
75000 Paris, France

Finanval                                  6,671            *             3,336           *           3,335           *
38, rue de Bassano
75008 Paris, France

Clarendon Trust Company LTD           1,297,666         5.1          1,157,044         4.6         140,622           *
(Joseph Eagle 1989 Settlement)
Sir Walter Raleigh House
48/50 Esplanade
St. Helier
Jersey JE1 4HH
United Kingdom
                                     ------------- --------------  -------------  -------------- ------------ ---------------
                               Total: 1,497,234         5.93%        1,256,829         4.97%       240,405           *


-------------------
*Less than 1% of the outstanding common stock.
(1) Assuming all of the shares owned by each selling stockholder and offered pursuant to this prospectus are sold.
(2) As of December 13, 1999, there were 25,265,825 shares of common stock outstanding.


None of the selling stockholders has had any material relationship with PAREXEL or any of its affiliates within the past three years except as described below.

PharMedicom

Each of Dr. Herve Laurent, Comir, Philippe Conquet and Finanval (the "PharMedicom stockholders") acquired his or its shares in connection with the acquisition by PAREXEL of all outstanding shares of Groupe PharMedicom S.A. pursuant to a share acquisition agreement dated as of March 31, 1999 by and among PAREXEL and the PharMedicom stockholders. The share acquisition agreement is incorporated by reference as Exhibit 4.2 herein. Pursuant to the terms of a registration rights agreement dated March

31, 1999 by and among the PharMedicom stockholders and PAREXEL, PAREXEL agreed to register 99,785 of the 199,568 shares issued to the PharMedicom stockholders in connection with the acquisition. These rights are more fully described in the registration rights agreement incorporated by reference as Exhibit 4.3 herein.

An aggregate of 19,956 shares of common stock issued to the PharMedicom stockholders were held in escrow pursuant to the share acquisition agreement. The shares were held back until the earlier of (i) March 31, 2000 or (ii) the delivery of an audit report relating to PAREXEL's financial statements for the fiscal year ended June 30, 1999. An additional 29,936 shares will be held in escrow until March 31, 2000. These shares were used to secure the PharMedicom stockholders' obligations to indemnify PAREXEL for any breach of the representations or warranties of the PharMedicom stockholders as set forth in the share acquisition agreement. Each of the PharMedicom stockholders has sole authority to hold or dispose of, and to vote all securities held by him or it, including those shares held in escrow by PAREXEL but issued in the name of the PharMedicom stockholder.

Dr. Herve Laurent and Philippe Conquet are presently employed by direct or indirect subsidiaries of PAREXEL.

The acquisition of PharMedicom was accounted for as a pooling of interests for financial accounting purposes.

PPS

The Eagle trust acquired all of its shares in connection with the acquisition by PAREXEL of PPS Europe Limited and its subsidiaries pursuant to a share acquisition agreement dated March 1, 1998. Pursuant to the share acquisition agreement, PPS and its subsidiaries became direct and indirect wholly-owned subsidiaries of PAREXEL. The share acquisition agreement is incorporated by reference as Exhibit 4.4 herein. PAREXEL issued a total of 1,928,408 shares of common stock to the Eagle trust as part of the acquisition. Pursuant to the terms of a registration rights agreement dated February 27, 1998 among PAREXEL and the Eagle trust, incorporated by reference as Exhibit 4.5 herein, PAREXEL previously registered 771,364 shares of common stock issued to the Eagle trust in connection with the acquisition pursuant to a registration statement on Form S-3 (File No. 333-53941). PAREXEL is now registering an additional 1,157,044 shares of common stock issued to the Eagle trust in connection with the acquisition.

Mr. A. Joseph Eagle, a life-income beneficiary of the Eagle trust was a director of PPS prior to the PPS acquisition and remains a director of PPS in its capacity as a subsidiary of PAREXEL. In addition, Mr. Eagle was a director of Creative Communications Solutions Ltd., Pharos Healthcare Communications Ltd. and Pharos Healthcare Communications, Inc., each subsidiaries of PPS. Mr. Eagle is chairman and a director of The Center For Bio-Medical Communications, Inc., a wholly-owned subsidiary of PPS. Mr. Eagle is a director of PPS International Communications Limited and Cambridge Medical Publications Limited, additional subsidiaries of PPS. Mr. Eagle is currently president of medical marketing services for PAREXEL and a member of the Board of Directors of PAREXEL.

The acquisition of PPS was accounted for as a pooling of interests for financial accounting purposes.

General

Each of the selling stockholders represented to PAREXEL, in connection with the completion of the acquisition of PharMedicom and PPS, that he or it was acquiring the shares from PAREXEL without any present intention of effecting a distribution of those shares. In recognition of the fact that the selling stockholders may want to be able to sell their shares when they consider appropriate, PAREXEL agreed to file with the Securities and Exchange Commission a registration statement on Form S-3 (of which this prospectus is a part) to permit the public sale of the shares by the selling stockholders from time to time and to use its commercially reasonable efforts to keep the registration statement effective until the earlier of the sale of all of the shares pursuant to this registration statement or March 31, 2000. PAREXEL will prepare and file such amendments and supplements to the registration statement as may be necessary to keep it effective until the earlier of the sale of all shares pursuant to the registration statement or until March 31, 2000.

Pursuant to registration rights agreements by and between PAREXEL and each of the selling stockholders, PAREXEL has agreed to bear all expenses in connection with the registration and resale of the shares (other than underwriting discounts and selling commissions and the fees and expenses of counsel and other advisors to the selling stockholders). See "Plan of Distribution." The registration rights agreements provide that PAREXEL will indemnify the selling stockholders for any losses incurred by them in connection with actions arising from any untrue statement of a material fact in the registration statement or any omission of a material fact required to be stated therein, unless such statement or omission was made in reliance upon written information furnished to PAREXEL by the selling stockholders. Similarly, the registration rights agreements provide that each selling stockholder will indemnify PAREXEL and its officers and directors for any losses incurred by them in connection with any action arising from any untrue statement of material fact in the registration statement or any omission of a material fact required to be stated therein, if such statement or omission was made in reliance on written information furnished to PAREXEL by the selling stockholder.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, PAREXEL has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                          DESCRIPTION OF CAPITAL STOCK

The current authorized capital stock of PAREXEL is 50,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share.

COMMON STOCK

As of December 13, 1999, there were 25,265,825 shares of common stock outstanding and held of record by 146 stockholders.

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Holders of common stock do not have cumulative voting rights. Holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of any outstanding preferred stock. Upon the liquidation, dissolution or winding up of PAREXEL, the holders of common stock are entitled to receive ratably the net assets of PAREXEL available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of the common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which PAREXEL may designate and issue in the future.

PREFERRED STOCK

The Board of Directors is authorized, subject to certain limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of PAREXEL. There are no shares of preferred stock outstanding. PAREXEL has no present plans to issue any shares of preferred stock.

MASSACHUSETTS LAW AND CERTAIN PROVISIONS OF PAREXEL'S RESTATED ARTICLES OF ORGANIZATION AND BY-LAWS

PAREXEL believes that it has more than 200 beneficial stockholders, thus making it subject to Chapter 110F of the Massachusetts General Laws, an anti-takeover law. In general, this statute prohibits a publicly held Massachusetts corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless (i) the interested stockholder obtains the approval of the board of directors prior to becoming an interested stockholder, (ii) the interested stockholder acquires 90% of the outstanding voting stock of the corporation (excluding shares held by certain affiliates of the corporation) at the time it becomes an interested stockholder, or (iii) the business combination is approved by both the board of directors and the holders of two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder). An "interested stockholder" is a person who, together with its affiliates and associates, owns (or at any time within the prior three years did own) 5% or more of the outstanding voting stock of the corporation. A "business combination" includes a merger, a stock or asset sale, and certain other transactions resulting in a financial benefit to the interested stockholder. There are no shares of preferred stock outstanding. PAREXEL may at any time elect not to be governed by Chapter 110F by vote of a majority of its stockholders, but such an amendment would not be effective for twelve months and would not apply to a business combination with any person who became an interested stockholder prior to the adoption of the amendment.

The Massachusetts Business Corporation Law generally requires that publicly-held Massachusetts corporations have a classified board of directors consisting of three classes as nearly equal in size as possible, unless those corporations elect to opt out of the statute's coverage. By vote of the Board of Directors, PAREXEL has elected to opt out of the classified board provisions of this statute and has adopted separate classified Board provisions in its restated Articles of Organization.

PAREXEL's By-Laws include a provision that excludes PAREXEL from the applicability of Massachusetts General Laws Chapter 110D, entitled "Regulation of Control Share Acquisitions." In general, this statute provides that any stockholder of a corporation subject to this statute who acquires 20% or more of the outstanding voting stock of a corporation may not vote such stock unless the stockholders of the corporation so authorize. The Board of Directors may amend PAREXEL's By-Laws at any time to subject PAREXEL to this statute prospectively.

PAREXEL's By-Laws require that nominations for the Board of Directors made by a stockholder comply with certain notice procedures. A notice by a stockholder of a planned nomination must be given not less than 60 and not more than 90 days prior to a scheduled meeting, provided that if less than 70 days' notice is given of the date of the meeting, a stockholder will have ten days within which to give such notice. The stockholder's notice of nomination must include particular information about the stockholder, the nominee and any beneficial owner on whose behalf the nomination is made. PAREXEL may require any proposed nominee to provide such additional information as is reasonably required to determine the eligibility of the proposed nominee.

The By-Laws also require that a stockholder seeking to have any business conducted at a meeting of stockholders give notice to PAREXEL not less than 60 and not more than 90 days prior to the scheduled meeting, provided that if less than 70 days' notice is given of the date of the meeting, a stockholder will have ten days within which to give such notice. The notice from the stockholder must describe the proposed business to be brought before the meeting and include information about the stockholder making the proposal, any beneficial owner on whose behalf the proposal is made, and any other stockholder known to be supporting the proposal. The By-Laws require PAREXEL to call a special stockholders' meeting at the request of stockholders holding at least 33 1/3% of the voting power of PAREXEL.

PAREXEL's restated Articles of Organization include provisions eliminating the personal liability of PAREXEL's directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the Massachusetts Business Corporation Law. In addition, PAREXEL's Restated Articles of Organization provide that PAREXEL shall indemnify each person who is or was a director or officer of PAREXEL, and each person who is or was serving or has agreed to serve at the request of PAREXEL as a director or officer of, or in a similar capacity with, another organization or in any capacity with respect to any employee benefit plan of PAREXEL, against all liabilities, costs and expenses reasonably incurred by any such persons in connection with the defense or disposition of or otherwise in connection with or resulting from any action, suit or other proceeding in which they may be involved by reason of being or having been such a director or officer, or by reason of any action taken or not taken in such capacity, except with respect to any matter as to which such person shall have been finally adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that his or her action was in the best interests of PAREXEL or, to the extent such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

The restated Articles of Organization provide that certain transactions, such as the sale, lease or exchange of all or substantially all of PAREXEL's property and assets and the merger or consolidation of PAREXEL into or with any other corporation, may be authorized by the approval of the holders of a majority of the shares of each class of stock entitled to vote thereon, rather than by two-thirds as otherwise provided by statute, provided that the transactions have been authorized by a majority of the members of the Board of Directors and the requirements of any other applicable provisions of the restated Articles of Organization have been met.

Certain of the provisions of the restated Articles of Organization and By-Laws discussed above would discourage or make more difficult a proxy contest or the assumption of control by a holder of a substantial block of PAREXEL's stock. Such provisions could also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of PAREXEL, even though such an attempt might be beneficial to PAREXEL and its stockholders. In addition, since the restated Articles of Organization and By-Laws are designed to discourage accumulations of large blocks of PAREXEL's stock by purchasers whose objective is to have stock repurchased by PAREXEL at a premium, such provisions could tend to reduce the temporary fluctuations in the market price of PAREXEL's stock which are caused by such accumulations. Accordingly, stockholders could be deprived of certain opportunities to sell their stock at a temporarily higher market price.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the common stock is BankBoston, N.A.

                              PLAN OF DISTRIBUTION

The shares offered hereby may be sold from time to time by the selling stockholders for their own accounts. PAREXEL will receive none of the proceeds from this offering. The selling stockholders will pay or assume brokerage Securities and Exchange Commissions or other charges and expenses incurred in the resale of the shares.

Resales of the shares by the selling stockholders are not subject to any underwriting agreement. The shares covered by this prospectus may be sold by the selling stockholders or by pledgees, donees, transferees or other successors in interest. The shares offered by each selling stockholder may be sold from time to time at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. Such sales may be effected in the over-the-counter market, on the Nasdaq National Market, or on any exchange on which the shares may then be listed. The shares may be sold by one or more of the following: (a) one or more block trades in which a broker or dealer so engaged will attempt to sell all or a portion of the shares held by the selling stockholders as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) in negotiated transactions, and (e) through other means. The selling stockholders may effect such transactions by selling shares through customary brokerage channels, either through broker-dealers acting as agents or brokers, or through broker-dealers acting as principals, who may then resell the shares, or at private sales or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling stockholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions, Securities and Exchange Commissions, or fees from the selling stockholders and/or purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary Securities and Exchange Commission). Any broker-dealers that participate with the selling stockholders in the distribution of the shares may be deemed to be underwriters and any Securities and Exchange Commissions received by them and any profit on the resale of the shares positioned by them might be deemed to be underwriting compensation, within the meaning of the Securities Act, in connection with such sales.

PAREXEL intends to maintain the effectiveness of this prospectus until March 31, 2000 or such period as is required to satisfy PAREXEL's obligations under the registration rights agreements by and among the selling stockholders and PAREXEL; provided, however, that the rights of the selling stockholders to resell the shares pursuant to this registration statement may be suspended by PAREXEL under certain circumstances, as set forth in the registration rights agreements.

PAREXEL will inform the selling stockholders that the antimanipulation rules under the Securities Exchange Act may apply to sales in the market and will furnish the selling stockholders upon request with a copy of these rules. PAREXEL will also inform the selling stockholders of the need for delivery of copies of this prospectus.

Any shares covered by the prospectus that qualify for resale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

The common stock is quoted on the Nasdaq National Market under the symbol
"PRXL."

                                  LEGAL MATTERS

Certain legal matters with respect to the issuance of the shares are being passed upon for PAREXEL and the selling stockholders by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                     EXPERTS

The consolidated financial statements of PAREXEL as of June 30, 1999 and 1998 and for each of the three years in the period ended June 30, 1999 incorporated by reference into this prospectus, except as they relate to PPS Europe Limited, have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

================================================================================

You may rely only on the information contained in this prospectus. PAREXEL has not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor sale of common stock means that information contained in this prospectus is correct after the date of this prospectus,. This prospectus is not a offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer solicitation is unlawful.

                            -------------------------

                                TABLE OF CONTENTS

                                                     PAGE
                                                     ----

Available Information.............................     2
Incorporation of Certain Information
 by Reference.....................................     3
Summary...........................................     4
Risk Factors......................................     6
Use of Proceeds...................................    11
Selling Stockholders..............................    12
Description of Capital Stock......................    15
Plan of Distribution..............................    18
Legal Matters.....................................    19
Experts...........................................    19


================================================================================


                                1,256,829 SHARES


                        PAREXEL INTERNATIONAL CORPORATION


                                  COMMON STOCK



                             -----------------------

                                   PROSPECTUS

                                 December , 1999

                            ------------------------


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Estimated expenses payable in connection with the sale of the common stock offered hereby are as follows:

                  SEC registration fee ...............................................          $ 3,868.83
                  Nasdaq additional listing fee ......................................          $10,498.62
                  Legal fees and expenses.............................................          $   20,000
                  Accounting fees and expenses .......................................          $   15,000
                  Miscellaneous ......................................................          $   10,000
                           Total .....................................................          $59,367.45

PAREXEL will bear all expenses shown above. All amounts other than the Securities and Exchange Commission registration fee and the Nasdaq Additional Listing fee are estimated solely for the purpose of this offering.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article 6 of PAREXEL's Restated Articles of Organization provides that PAREXEL shall indemnify each person who is or was a director or officer of PAREXEL, and each person who is or was serving or has agreed to serve at the request of PAREXEL as a director or officer of, or in a similar capacity with, another organization against all liabilities, costs and expenses reasonably incurred by any such persons in connection with the defense or disposition of or otherwise in connection with or resulting from any action, suit or other proceeding in which they may be involved by reason of being or having been such a director or officer or by reason of any action taken or not taken in such capacity, except with respect to any matter as to which such person shall have been finally adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that his or her action was in the best interests of PAREXEL. Section 67 of Chapter 156B of the Massachusetts Business Corporation Law authorizes a corporation to indemnify its directors, officers, employees and other agents unless such person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that such action was in the best interests of the corporation.

Reference is hereby made to Section 10 of the registration rights agreement filed as Exhibit 4.3 to this Registration Statement, for a description of indemnification arrangements between PAREXEL and the selling stockholders, pursuant to which the selling stockholders are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of PAREXEL against certain liabilities, including liabilities under the Securities Act.

ITEM 16. EXHIBITS.

     Exhibits:

               4.1 Specimen certificate representing the common stock (filed as Exhibit 4.1 to the Registrant's Registration Statement on Form S-1 (File No. 33-97406) and incorporated herein by reference).
               4.2 Share Acquisition Agreement between and among PAREXEL and the stockholders of Groupe PharMedicom S.A., dated as of March 31, 1999 (filed as Exhibit 2.2 to the Registrant's Quarterly Report on Form 10-Q for the Quarter Ended March 31, 1999 (File No. 0-27058) and incorporated herein by reference).
               4.3 Registration Rights Agreement dated as of March 31, 1999 by and among PAREXEL and each of the stockholders listed on Schedule A thereto (filed as Exhibit 4.1 to the Registrant's Quarterly Report on Form 10-Q for the Quarter Ended March 31, 1999 (File No. 0-27058) and incorporated herein by reference).
               4.4 Share Acquisition Agreement dated as of March 1, 1998 by and among the Company and the former stockholders of PPS Europe Ltd. (filed as Exhibit 4.5 to the Company's Current Report on Form 8- K/A dated March 1, 1998 and incorporated herein by reference).
               4.5 Registration Rights Agreement dated as of February 27, 1998 by and among the Company and the former stockholders of PPS Europe Ltd. (filed as Exhibit 4.4 to the Company's Current Report on Form 8-K/A dated March 1, 1998 and incorporated herein by reference).
               5.1  Opinion of Testa, Hurwitz & Thibeault, LLP.
               23.1 Consent of PricewaterhouseCoopers LLP.
               23.3 Consent of Testa, Hurwitz & Thibeault, LLP (included in
                    Exhibit 5.1).
               24.1 Power of Attorney (included as part of the signature page to this Registration Statement).

ITEM 17. UNDERTAKINGS.

(a)  The undersigned Registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Waltham, Commonwealth of Massachusetts on December 15, 1999.

                                        PAREXEL INTERNATIONAL CORPORATION

                                        By: /s/ Josef H. von Rickenbach
                                           -------------------------------------
                                           Josef H. von Rickenbach
                                           President, Chief Executive Officer
                                            and Chairman

                        POWER OF ATTORNEY AND SIGNATURES
     We, the undersigned officers and directors of PAREXEL International Corporation, hereby severally constitute and appoint Josef H. von Rickenbach, William T. Sobo, Jr. and William J. Schnoor, Jr., and each of them singly, as true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, any and all pre-effective and post-effective amendments to this Registration Statement on Form S-3, and generally to do all things in our names and on our behalf in such capacities to enable PAREXEL International Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature                                        Title(s)                                       Date
---------                                        --------                                       ----


/s/ Josef H. von Rickenbach                      President, Chief Executive Officer and         December 15, 1999
--------------------------------------------     Chairman (principal executive officer)
Josef H. von Rickenbach

/s/ William T. Sobo, Jr.                         Senior Vice President and Treasurer            December 15, 1999
--------------------------------------------     (principal financial and accounting officer)
William T. Sobo, Jr.

/s/ A. Dana Callow, Jr.                          Director                                       December 15, 1999
--------------------------------------------
A. Dana Callow, Jr.

/s/ A. Joseph Eagle                              Director                                       December 15, 1999
--------------------------------------------
A. Joseph Eagle

/s/ Patrick J. Fortune                           Director                                       December 15, 1999
--------------------------------------------
Patrick J. Fortune

/s/ Werner M. Herrmann                           Director                                       December 10, 1999
--------------------------------------------
Werner M. Herrmann

/s/ Serge Okun                                   Director                                       December 15, 1999
--------------------------------------------
Serge Okun


/s/ James A. Saalfield                           Director                                       December 15, 1999
--------------------------------------------
James A. Saalfield

                                  EXHIBIT INDEX

Exhibit No.                Description of Exhibit
-----------                ----------------------

4.1       Specimen certificate representing the common stock (filed as Exhibit
          4.1 to the Registrant's Registration Statement on Form S-1 (File No. 33-97406) and incorporated herein by reference).
4.2 Share Acquisition Agreement between and among PAREXEL and the stockholders of Groupe PharMedicom S.A., dated as of March 31, 1999 (filed as Exhibit 2.2 to the Registrant's Quarterly Report on Form 10-Q for the Quarter Ended March 31, 1999 (File No. 0-27058) and incorporated herein by reference).
4.3 Registration Rights Agreement dated as of March 31, 1999 by and among PAREXEL and each of the stockholders listed on Schedule A thereto (filed as Exhibit 4.1 to the Registrant's Quarterly Report on Form 10-Q for the Quarter Ended March 31, 1999 (File No. 0-27058) and incorporated herein by reference).
4.4 Share Acquisition Agreement dated as of March 1, 1998 by and among the Company and the former stockholders of PPS Europe
          Ltd. (filed as Exhibit 4.5 to the Company's Current Report on Form 8- K/A dated March 1, 1998 and incorporated herein by reference).
4.5 Registration Rights Agreement dated as of February 27, 1998 by and among the Company and the former stockholders of PPS
          Europe Ltd. (filed as Exhibit 4.4 to the Company's Current
          Report on Form 8-K/A dated March 1, 1998 and incorporated herein by reference).
5.1       Opinion of Testa, Hurwitz & Thibeault, LLP.
23.1      Consent of PricewaterhouseCoopers LLP.
23.3      Consent of Testa, Hurwitz & Thibeault, LLP (included in Exhibit 5.1).
24.1 Power of Attorney (included as part of the signature page to this Registration Statement).